Exhibit 23.2
            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To  the  Board  of  Directors
New  York  Health  Care,  Inc.  and  Subsidiaries


We consent to the incorporation by reference in the registration statements on Form S-3/A (No. 333-108761) and S-8 filed on September 11, 2003 of New York Health Care, Inc. and Subsidiaries of our report dated March 4, 2003 with respect to the statements of operations, stockholders' equity and cash flows of New York Health Care, Inc. (formerly The Bio Balance Corporation) for the year ended December 31, 2002, which report appears in the December 31, 2004 annual report on Form 10-K of New York Health Care, Inc. and Subsidiaries.


/s/  Holtz  Rubenstein  Reminick  LLP

Holtz  Rubenstein  Reminick  LLP
Melville,  New  York
April  14,  2005